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                                                                    EXHIBIT 99.2

                         Remarks of Geoffrey C. Bible
                     Chairman and Chief Executive Officer
                         Philip Morris Companies Inc.
                     Nabisco Acquisition Press Conference
                                 June 26, 2000


     This is a very exciting day for all of us in the Philip Morris family of companies. I trust that you will share our enthusiasm for our acquisition of Nabisco and our plans for an IPO of Kraft.

     With me today are Bill Webb, our Chief Operating Officer; Betsy Holden, Chief Executive Officer of Kraft Foods North America; Roger Deromedi, Chief Executive Officer of Kraft Foods International; and Louis Camilleri, our Chief Financial Officer. They will assist me in fielding your questions once I conclude my remarks.

     As most of you know, we announced yesterday that we reached definitive agreements to acquire all the outstanding shares of Nabisco Holdings Corp. for $55 per share in cash. The transaction reflects an enterprise value of $18.9 billion, including the assumption of approximately $4.0 billion in net debt.

     Concurrent with this, we also announced plans to conduct an initial public offering, of less than 20% of the newly combined company, formed through the merger of Kraft and Nabisco. The IPO is targeted for completion in early 2001.

     My remarks will cover our rationale for these transactions and their impact on Philip Morris' growth prospects and shareholder value.

     For some time now we have said that Kraft was ready to absorb a sizable acquisition. The portfolio actions we have taken in the last few years, the emphasis on productivity and innovation, the caliber and depth of our world-class management team, and the level of our operating-income margins are such that today Kraft is undeniably the most efficient food company in the world.

     For those of you who follow us closely, you know that we take an extremely disciplined approach to acquisitions. I have often said that we would be willing to use our considerable financial firepower to add a sizable food business to Kraft as long as it met several key criteria. Any significant acquisition would have to:
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     -     be at a price that would yield attractive economic returns;

     -     provide strong brands in leadership positions in growing categories;

     - fuel our earnings growth rates and be rapidly accretive to cash earnings;

     -     have a low risk of integration;

     -     enable us to maintain our credit ratings;

     - and fuel shareholder value and not impair, in any manner, our significant dividend and share-repurchase programs.

     The Nabisco transaction, coupled with the IPO of Kraft, fits squarely with each one of these key criteria.

     The combination of Kraft and Nabisco creates a real global leader in the food industry. Scale is a real advantage in this industry. As Kraft has proven, it increases both efficiency and effectiveness, leverages our service to the trade, and benefits consumers in numerous ways.

     Kraft has learned how to utilize this scale to deliver strong results year after year, and with $17.5 billion in revenues, Kraft Foods North America was already well ahead of its peers in 1999. This industry-leading scale has enabled Kraft Foods North America to make solid financial progress, with volume up 3.3% annually over the past five years; revenue up 3.5%; and income from operations up 8.2% to $3.2 billion, yielding a margin improvement of 3.7 points to 18.5%.

     During the past three years, this performance has enabled Kraft to move to the number one position in terms of organic income-from-operations growth, excluding acquisitions and divestitures.

     On the basis of 1999 pro forma figures, the combination of Kraft and Nabisco would create a 24-billion-dollar revenue company in North America and further strengthen Kraft's position. On a worldwide food-industry basis, Kraft would become a $35-billion company, as we would gain ground on Nestle and stay ahead of Unilever and Bestfoods.

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     In terms of worldwide food income from operations, Kraft would become number one, with $5.5 billion in income from operations - and that's before any synergies. In addition, we'll be moving ahead of Nestle and Coca-Cola, and we'll stay well ahead of Unilever and Bestfoods. The bottom line is that this is an important scale-enhancing opportunity for Kraft.

     Nabisco is also blessed with a particularly attractive product and brand portfolio which is heavily weighted towards snacking occasions, which meet today's growing demand for convenience products. Snacks accounted for 89% of Nabisco's U.S. revenues and 82% of its worldwide 1999 revenues.

     The high-margin snacks category is large and growing. In the U.S. alone, the category accounted for some $50 billion in retail sales in 1999, which grew at 4%. This is twice the total food industry rate. Cookies and crackers grew at a faster clip, at 4.4%. In addition, several other segments in which Nabisco is a leader, such as candy and gum, also grew at healthy rates.

     Today, Kraft has a 6% share of snacking. Tomorrow that share will grow to nearly 20%, providing us with a superb platform to accelerate Kraft's top-line growth. Nabisco also enjoys strong competitive positions. It is the worldwide leader in cookies and crackers with a 13% share, and together with its current stake in the former United Biscuits, would command an 18% share.

     In the U.S., Nabisco has a growing 44.5% share of the cookie and cracker category, significantly ahead of Keebler, Private Label, and Pepperidge Farm. It is also the international cookie and cracker category leader in Canada, China, and several markets in Latin America, including Argentina and Venezuela. And that excludes United Biscuit's number one share position in the UK and Benelux.

     Planters holds a commanding 42.7% share of the growing nuts category in the U.S., and its revenues were up 14% in 1999. And, through the combination of LifeSavers and the recently acquired Favorite Brands business, Nabisco is the clear leader in the U.S. sugar-confectionery category, with a 21.5% share, up
3.5 share points.

     A number of other brands are household classics. For example, A.1. steak sauce has a 62% share of its category, while Grey Poupon commands a 68% share of the premium mustard category.

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     Internationally, Nabisco's operations complement Kraft's geographically.
In Latin America the acquisition will more than double our size, to $2.2 billion in sales, and in Asia it will increase sales to a combined total of $1.7 billion. In Europe, as I said earlier, Nabisco has a 27% stake in the former United Biscuits, which had $2.1 billion in sales in 1999.

     On a combined basis, Nabisco will add 18 $100-million brands to Kraft's existing 55, for a total of 73 with annual revenues exceeding $100 million. We believe that this roster of premium brands is unrivaled. Kraft will now have seven mega-brands, each with revenues exceeding $1 billion: Kraft, Nabisco, Philadelphia, Oscar Mayer, Jacobs, Post and Maxwell House.

     Nabisco will also add a successful and very effective direct store-delivery system here in the U.S. and elsewhere to Kraft's existing infrastructure. We intend to leverage this system by adding selected Kraft products to achieve wider distribution and enhanced merchandising.

     This additional arrow in Kraft's quiver, combined with Kraft's enhanced worldwide scale, will also improve its ability to better meet the needs of our trade partners.

     The integration of Kraft Foods and Nabisco will yield significant synergies that we will capture rapidly. These synergies will generate increased productivity, higher margins, improved returns on capital, and accelerated revenue and earnings growth. We plan to capture annual cost savings of more than $400 million in 2002, growing to approximately $600 million by 2003.

     Kraft's proven track record and expertise in generating significant productivity savings and the enhanced scale of the combined company will enable us to reduce Nabisco's costs to world-class levels. These savings will be derived primarily from programs affecting the procurement, manufacturing, distribution, sales and general and administrative functions.

     In addition, we project significant revenue synergies resulting from the combination of the two brand portfolios. The largest opportunities are in brand line extensions and the exploitation of large-scale cross-merchandising opportunities and consumer promotions. After all, what better combination is there than Kraft cheese and Ritz crackers?

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     We are confident that the integration process will be smooth, rapid and successful. Our confidence rests on the fact that over the years we have gained considerable experience in successfully integrating large-scale acquisitions, both domestically and internationally. And with Nabisco, we share similar cultures and management practices - not altogether surprising, given that Nabisco has many Kraft alumni in leadership positions.

     So there you have it. The merger of Kraft and Nabisco will create the world's most profitable food company and provide a future of even greater opportunity for a company whose performance and prospects are already very strong.

     The acquisition, coupled with the IPO of Kraft, will yield attractive financial performance measures. The acquisition of Nabisco will be financed initially through a combination of short-term debt and bank borrowings.

     We believe that the IPO will generate proceeds of between $5 billion and $10 billion, which we currently estimate to represent 10% to 15% of Kraft's equity. Proceeds from the IPO will be used to retire debt. Upon completion of the IPO, Philip Morris' debt-to-EBITDA ratio will be 1.06 and its interest coverage will be a comfortable 8 times. Goodwill resulting from this transaction will total an estimated $18.5 billion, which will be amortized over a 40-year period.

     We are delighted that earlier this morning both S&P and Moody's affirmed our credit ratings.

     We expect that the transaction will be immediately accretive to Philip Morris' cash earnings per share, and to further underscore the attractiveness of this combination, it will be accretive to earnings per share in 2002. Assuming completion of the acquisition this October, our 2000 reported earnings per share will remain essentially unaffected and our 2001 reported earnings per share will only be very moderately dilutive.

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     This strong performance is due to several factors.  First, the price we paid was attractive and compares favorably to recent transactions in the food industry. Second, the level of synergies that we plan to achieve are significant. And third, the IPO provides us with the financial flexibility to maintain our share repurchase program.

     The IPO has a number of advantages.

     -     First and foremost, it is terrific for shareholders.

     -     It enhances Philip Morris's financial flexibility.

     -     It preserves our options going forward.

     -     It provides us with a potential acquisition currency for the future.

     - It creates a superb tool to motivate and retain employees and more closely aligns their compensation with the performance of the food business.

     - And it will underscore the value of Kraft's superb business within the Philip Morris family of companies.

     Our intention is to conduct an IPO of less than 20% of the "new" Kraft. As I said earlier, the IPO proceeds will be used to retire a portion of the debt that will be incurred as a result of the acquisition of Nabisco. While still some six months away, the parameters that will dictate the actual size of the IPO will include: The optimal level of liquidity required to ensure the success of the IPO; and the level of debt that Kraft can maintain to assure a strong credit rating.

     We are confident that the equity markets will respond positively to the planned IPO. Kraft will not only be the world's most profitable food company, it will enjoy significant top-line momentum and a strong earnings growth profile. Indeed, we believe its earnings growth rates will be unmatched in the global food industry.

     Kraft is also blessed with a management team and work force, both in North America and internationally, that is the envy of its peers. We have a management depth that is unparalleled in the industry, as exemplified by both Betsy Holden and Roger Deromedi, world-class leaders, relentlessly focused on growth, innovation, productivity and results.

     We are excited to welcome the talented Nabisco team to our family. I would like to take this opportunity to acknowledge Jim Kilts, President and CEO of Nabisco, for whom I have the highest regard. Jim leaves us with a great company, and we wish him well in his future endeavors.

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     We anticipate that the Nabisco acquisition will be completed by October
2000. It is subject to approval by the shareholders of Nabisco Group Holdings and requires customary regulatory approvals. We do not anticipate any impediments to closure.

     The transactions I have outlined are truly compelling from a strategic, financial and shareholder-value perspective. The addition of Nabisco to Kraft will create an outstanding food company and will accelerate Kraft's top-line and income growth rates.

     The addition of Nabisco would have resulted in 1999 Philip Morris Companies pro forma revenues and operating companies income of $86.6 billion and $16.3 billion, respectively, solidifying our position as the world's largest and most profitable consumer packaged goods company.

     Finally, our earnings and earnings-per-share growth rates will be enhanced by this acquisition to levels that we believe will be unmatched by any other major consumer packaged goods company in the world.

     Thank you.

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Forward-Looking and Cautionary Statements
-----------------------------------------

All statements included in this press conference that are not purely historical are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors should be aware of the following important factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.
Nabisco and each of the Company's consumer products businesses are subject to intense competition, changes in consumer preferences, the effects of changing prices for their raw materials, local economic conditions and currency movements. Kraft's results are dependent upon its continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new markets and to broaden brand portfolios in order to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels, to improve productivity and to achieve the synergies anticipated from the Nabisco acquisition. Moreover, the Company's tobacco subsidiaries continue to be subject to increasing marketing and regulatory restrictions, excise tax increases, declining consumption, litigation and bonding risks, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the Company's understanding of applicable law, and the absence of adequate appellate remedies to get

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timely relief from any of the foregoing. Developments in any of these areas, many of which are more fully described in the Company's most recent annual and quarterly reports filed with the SEC, could cause actual results and outcomes to differ materially from those contained in the forward-looking statements in this release. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement made in this press conference to reflect any change in management's expectations with regard thereto or any change in events, conditions, assumptions or circumstances on which such statements are based.

             * * * * * * * * * * * * * * * * * * * * * * * * * * *

This press conference is not an offer to sell, nor the solicitation of an offer to buy, any securities. Any offer will be made only by means of a prospectus that will be registered with the Securities and Exchange Commission.

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